Exhibit 4.8

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT) AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, UNITED STATES PERSONS EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND SHALL CEASE TO APPLY UPON THE EXPIRY OF THE PERIOD OF 40 DAYS AFTER THE COMPLETION OF THE DISTRIBUTION OF ALL THE NOTES OF THE TRANCHE OF WHICH THIS NOTE FORMS PART.

€700,000,000	XS1148074518	No. 00001
GLOBAL NOTE
ALBEMARLE CORPORATION
Guaranteed to the extent described herein by
ALBEMARLE HOLDINGS CORPORATION (Holdings) and
ALBEMARLE HOLDINGS II CORPORATION (Holdings II and,
together with Holdings, the Guarantors and each, a Guarantor)
€700,000,000
1.875% Notes due 2021
1.    Albemarle Corporation (the Issuer), a corporation duly organized and existing under the laws of the Commonwealth of Virginia, for value received, hereby promises (i) to pay to HSBC Issuer Services Common Depositary Nominee (UK) Limited as registered holder (the Holder) on December 8, 2021 (the Maturity Date) the principal sum of seven hundred million euro (€700,000,000) and (ii) to pay interest thereon annually (in arrears) on December 8 of each year (an Interest Payment Date) at the rate of 1.875% per annum from the date hereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for, commencing on December 8, 2015, to the Holder as of the close of business on the record date for each interest payment, which shall be the business day immediately preceding the respective Interest Payment Date (whether or not a Business Day (as defined herein)). Upon the date fixed for redemption of this Global Note as provided in Paragraph 6 if payment thereof has been provided, this Global Note shall cease to bear interest.
The Issuer covenants that so long as the Notes are listed on the Global Exchange Market of the Irish Stock Exchange plc, it shall at all times maintain an agency in London or such other place as the rules and regulations of the Irish Stock Exchange plc may permit for the payment of the principal of and interest on this Global Note as herein provided. The Issuer undertakes that it will ensure that it maintains a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive (so long as there is such a Member State). In the event of any variation, termination or change of any of the specified offices, the Issuer shall notify the holders of the Notes in advance of any such variation, termination or change in accordance with Paragraph 11.
This Global Note may be exchanged in whole but not in part (free of charge) for definitive registered Notes (Definitive Registered Notes) only upon the occurrence of an Exchange Event. An Exchange Event shall occur if Euroclear or Clearstream, Luxembourg notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days.
The Issuer will promptly give notice to Noteholders in accordance with Paragraph 11 upon the occurrence of an Exchange Event. In the event of the occurrence of any Exchange Event, Euroclear and/or Clearstream, Luxembourg or any person acting on their behalf, acting on the instructions of any holder of an interest in this Global Note, may give written notice to the Registrar requesting exchange. Any exchange shall occur no later than 10 days after the date of receipt of the relevant notice by the Registrar.
Exchanges will be made upon presentation of this Global Note at the office of the Registrar at 8 Canada Square, London E14 5HQ, United Kingdom by the holder of it on any day (other than a Saturday or Sunday) on which banks are open for general business in the United Kingdom. The aggregate principal amount of Definitive Registered Notes issued upon an exchange of this Global Note will be equal to the aggregate principal amount of this Global Note.
On an exchange in whole of this Global Note, this Global Note shall be surrendered to the Registrar for cancellation.
On any exchange or transfer following which either (i) Notes represented by this Global Note are no longer to be so represented or (ii) details of the transfer of Notes not so represented shall be entered by the Registrar in the Register, the principal amount of this Global Note shall be increased or reduced (as the case may be) by the principal amount so transferred.
Until the exchange of the whole of this Global Note, the registered holder of this Global Note shall in all respects (except as otherwise provided in this Global Note) be entitled to the same benefits as if he were the registered holder of the Definitive Registered Notes represented by this Global Note.
Ownership of interests in this Global Note (the Book-Entry Interests) are limited to persons that have accounts (participants) with Euroclear and/or Clearstream, Luxembourg (together, the Clearing Systems) or persons that hold interests through such participants. The Clearing Systems hold interests in this Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances set forth above, Book-Entry Interests will not be held in definitive certificated form.
So long as the Notes are held in global form, Euroclear and/or Clearstream, Luxembourg, as applicable (or their respective nominees), will be considered the sole holders of this Global Note for all purposes (save as expressly provided in the Fiscal Agency Agreement). Participants must rely on the procedures of Euroclear and/or Clearstream, Luxembourg and indirect participants must rely on the procedures of Euroclear, Clearstream, Luxembourg and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Notes and/or the Fiscal Agency Agreement.
None of the Issuer, the Guarantors, the Registrar, the Fiscal Agent, the Transfer Agent or any other party to the Fiscal Agency Agreement has any responsibility, nor are they liable, for any aspect of the records relating to the Book-Entry Interests.
In the event this Global Note (or any portion hereof) is redeemed, Euroclear and/or Clearstream, Luxembourg, as applicable, will redeem an equal amount of the Book-Entry Interests in this Global Note from the amount received by it in respect of the redemption of this Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by Euroclear and Clearstream, Luxembourg, as applicable, in connection with the redemption of this Global Note (or any portion hereof).
If fewer than all of the Notes are to be redeemed at any time, Euroclear and Clearstream, Luxembourg will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions), by lot or on such other basis as they deem fair and appropriate under the existing practices of Euroclear and Clearstream, Luxembourg; provided, however, that no Book-Entry Interest of €100,000 principal amount or less may be redeemed in part.
The Issuer or any of its subsidiaries may at any time purchase Notes in any manner and at any price. Any Notes so purchased may, at the option of the Issuer, be held, reissued, resold or surrendered to the Fiscal Agent for cancellation.
The Notes constitute part of the Issuer’s unsecured and unsubordinated obligations and rank equally in right of payment to all of the Issuer’s other unsecured senior obligations. The Issuer’s rights and the rights of its creditors, including holders of Notes, to participate in the distribution of assets of any of the Issuer’s subsidiaries upon such subsidiary’s liquidation or recapitalization, or otherwise, will be subject to the prior claims of such subsidiary’s preferred equity holders and creditors, except to the extent that the Issuer may itself be a creditor with recognized claims against such subsidiary.
2.    The Issuer shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts as are necessary in order that the net payment by the Issuer or the Paying Agent of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment, or governmental charge of the United States (as defined below) or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)
to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member, or shareholder of the holder if the holder is an estate, trust, partnership, or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

(b)	having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c)
being or having been a foreign or domestic personal holding company, a passive foreign investment company, or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

(d)
being or having been a “10 percent shareholder” of the obligor under the Notes as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the Code) or any successor provisions;

(2)
to any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, or member received directly its beneficial or distributive share of the payment;

(3)
to a tax, assessment, or government charge that is imposed or withheld solely by reason of the failure to comply with certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from such tax, assessment, or other governmental charge;

(4)	to a tax, assessment, or governmental charge that is imposed otherwise than by withholding by the Issuer or a Paying Agent from the payment;

(5)
to a tax, assessment, or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or a similar tax, assessment or governmental charge;

(7)
to any tax, assessment, or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other Paying Agent;

(8)
to any tax, assessment, or governmental charge that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the holder or beneficial owner thereof would have been entitled to additional amounts had the Notes been presented for payment on any date during such 30 day period;

(9)
to any withholding or deduction in respect of any tax, assessment, or governmental charge where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(10)
to any taxes imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof (FATCA); or

(11)	in the case of any combination of any items (1) through (10).
The Notes are subject in all cases to any tax, fiscal or other law or regulation, or administrative or judicial interpretation applicable thereto. Except as specifically provided under this Paragraph 2, the Issuer shall not be required to make any payment with respect to any tax, assessment, or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. Any reference herein to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this Paragraph 2.
3.    This Global Note is a duly authorized issue of Notes of the Issuer all of like maturity, initially limited to the aggregate principal amount of seven hundred million euro (€700,000,000), known as its “1.875% Notes due 2021” (the Notes). The Issuer, for the benefit of the holders from time to time of the Notes, has entered into an Fiscal Agency Agreement dated as of December 8, 2014 (the Fiscal Agency Agreement) between the Issuer and HSBC Bank plc, as Fiscal Agent, Principal Paying Agent, Paying Agent, Registrar and Transfer Agent (the Fiscal Agent, Principal Paying Agent, Paying Agent, Registrar and Transfer Agent), copies of which Fiscal Agency Agreement are on file and available for inspection at the main office of the Fiscal Agent and Paying Agent in London.
The Issuer may, without notice to or consent of the holders or beneficial owners of the Notes, issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms (except for the date on which the additional notes are issued and public offering price) as the Notes. The Notes and any such additional notes will constitute a single series.

4.    In order to provide for the payment of the principal of and interest on the Notes as the same shall become due and payable, the Issuer shall pay or cause to be paid to the Paying Agent at its main office in London, subject in each case to any laws or regulations applicable thereto, in euro as at the time of payment is legal tender for the payment of public and private debts, the following amounts, to be held and applied by the Paying Agent as hereinafter set forth:
(a)    The Issuer shall pay or cause to be paid to the Paying Agent, on each Interest Payment Date, an amount in cash or in same-day funds sufficient to pay the interest due on all the Notes on such Interest Payment Date (including any Notes called for redemption on such Interest Payment Date), and the Paying Agent shall apply the amounts so paid to it to the payment of such interest on such Interest Payment Date.
(b)    If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed from and including the immediately preceding Interest Payment Date (or, if none, December 8, 2014) to but excluding the due date for payment divided by the actual number of days in the period from and including the immediately preceding Interest Payment Date (or, if none, December 8, 2014) to but excluding the next Interest Payment Date.
(c)    If the Issuer shall elect or be required to redeem the Notes in accordance with Paragraph 6 hereof the Issuer will, on the date fixed for redemption thereof, pay or cause to be paid to the Paying Agent an amount in cash or in same-day funds sufficient (together with any amount then held by the Paying Agent and available for the purpose) to pay the redemption price of all the Notes, together with interest accrued thereon to the date fixed for redemption and not paid pursuant to Paragraph 4(a) hereof, and the Paying Agent shall apply such amount to the payment of the redemption price and interest accrued in accordance with the terms of the Notes.
(d)    On the Maturity Date, the Issuer shall pay or cause to be paid to the Paying Agent an amount in cash or in same-day funds which, together with any amounts then held by the Paying Agent and available for the payment thereof, shall be equal to the entire amount of principal of and interest to be due on such Maturity Date on all the Notes then outstanding, and the Paying Agent shall apply such amount to the payment of the principal of and interest on the Notes in accordance with the terms of the Notes.
In any case where any Interest Payment Date, a date fixed for redemption of the Notes or the Maturity Date is not a Business Day (as hereinbelow defined), then (notwithstanding anything to the contrary contained in this Global Note) payment of principal, premium (if any) or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, date fixed for redemption or Maturity Date; provided that no interest shall accrue for the period from and after such Interest Payment Date, date fixed for redemption or Maturity Date, as the case may be, to the date of such payment, except as otherwise provided pursuant to Paragraph 2. For purposes hereof, Business Day means a day on which commercial banks and foreign exchange markets are open for business in New York, London and in the place where any Note is presented for payment (if presentation is applicable), and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express

Transfer System (TARGET2) is operating. Payment at the office of a Paying Agent will be made by credit or transfer to a euro account specified by the payee or by check.
5.    Any money held by a Paying Agent for payment of principal, interest or any other amount on any Note, which money remains unclaimed for two years after it is first due and payable, will be paid over by such Paying Agent to the Issuer, and the holder of such Note must thereafter look solely to the Issuer for payment thereof, provided such payment is not illegal or effectively precluded because of exchange controls or similar restrictions.
6.    Upon any call for redemption of the Notes pursuant to this Paragraph 6, the Issuer shall publish a notice of such redemption in accordance with Paragraph 11. The Issuer shall inform the Irish Stock Exchange plc of the principal amount of the Notes that have not been redeemed in connection with any redemption pursuant to this Paragraph 6:
(a) Redemption Upon Changes in Withholding Taxes. If (1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after December 4, 2014, the Issuer becomes or will become obligated to pay additional amounts as set forth herein or (2) any act is taken by a taxing authority of the United States on or after December 4, 2014, whether or not such act is taken with respect to the Issuer or any affiliate, that results in a substantial probability that the Issuer will or may be required to pay such additional amounts, then the Issuer may, at its option, redeem the Notes, as a whole but not in part, upon not less than 35 days’ nor more than 60 days’ published notice in accordance with the provisions herein at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Issuer determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No redemption pursuant to (2) above may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that the Issuer will or may be required to pay the additional amounts set forth in Paragraph 2 and the Issuer shall have delivered to the Fiscal Agent a certificate, signed by a duly authorized officer, stating that based on such opinion the Issuer is entitled to redeem the Notes pursuant to their terms.
(b) Redemption at the Option of the Issuer. At any time, or from time to time, the Issuer may redeem all or a portion of the Notes on no less than 30 nor more than 60 days’ published notice in accordance with the provisions herein, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on an annual basis (assuming an Actual/Actual (ICMA) day count fraction) at the Bond Rate (as defined below) plus 0.25% (25 basis points), plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.
Bond Rate means, with respect to any redemption date, the rate per year equal to the annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Government Issue, assuming a price for the Comparable Government Issue (expressed as a percentage of its principal amount) equal to the Comparable Price for such redemption date.
Comparable Government Issue means the euro-denominated security issued by a European Union government selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of comparable maturity of the Notes to be redeemed.
Comparable Price means, with respect to any redemption date, (a) the average of the Reference Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Dealer Quotations, or (b) if fewer than five such Reference Dealer Quotations are obtained, the average of all such Reference Dealer Quotations.
Independent Investment Banker means an investment bank of international standing appointed by the Issuer.
Reference Dealer means a broker of, or a market maker in, the Comparable Government Issue selected by the Independent Investment Banker.
Reference Dealer Quotation means, with respect to each Reference Dealer and any redemption date, the average of the bid and asked prices for the Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Dealer as of 3:30 p.m., Central European time, on the third business day preceding such redemption date.
Remaining Scheduled Payments means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.
On and after the redemption date, interest shall cease to accrue on the Notes called for redemption. On or before any redemption date, the Issuer shall deposit with a Paying Agent (which may be the Fiscal Agent) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.
(c) Special Mandatory Redemption. In the event that the Issuer does not consummate the proposed acquisition (the Merger) by the Issuer of Rockwood Holdings, Inc. (Rockwood) on or prior to August 15, 2015, or the agreement and plan of merger, dated as of July 15, 2014 (the Merger Agreement), by and among the Issuer, Holdings and Rockwood, is terminated at any time prior thereto, then the Issuer shall be required to redeem all the Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the Special Mandatory Redemption Date. The Special Mandatory Redemption Date means the earlier to occur of (1) September 15, 2015, if the Merger has not been completed on or prior to August 15, 2015, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.
The Issuer shall cause the notice of special mandatory redemption to be published, with a copy to the Fiscal Agent, within five business days after the occurrence of the event triggering the redemption in accordance with Paragraph 11, and such notice shall include, but need not be limited to, a statement that as of the Special Mandatory Redemption Date, interest shall cease to accrue on the Notes if funds sufficient to pay the special mandatory redemption price of all Notes to be redeemed on such Special Mandatory Redemption Date are deposited with a Paying Agent, on or before such Special Mandatory Redemption Date. If funds sufficient to pay the special mandatory redemption price of all Notes to be redeemed on the Special Mandatory Redemption Date are deposited with a Paying Agent, on or before such Special Mandatory Redemption Date, as of such Special Mandatory Redemption Date, interest shall cease to accrue on the Notes.
7.    (a)    Limitation on Liens and Other Encumbrances. The Issuer shall not and shall not permit any Restricted Subsidiary (as defined below) to incur, issue, assume or guarantee any Indebtedness secured by any Lien (as defined below) upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary without securing the Notes equally and ratably with all other Indebtedness secured by the Lien.
The first paragraph of this Paragraph 7(a) shall not apply to:

(1)	Liens existing on the date of the indenture governing the Issuer’s 3.000% Senior Notes due 2019, 4.150% Senior Notes due 2024 and 5.450% Senior Notes due 2044;

(2)	Liens existing on any Principal Property owned or leased by a corporation at the time it becomes a Restricted Subsidiary;

(3)
Liens existing on any Principal Property at the time of its acquisition by the Issuer or a Restricted Subsidiary, which Lien was not incurred in anticipation of such acquisition and was outstanding prior to such acquisition;

(4)
Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the acquisition of any Principal Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Indebtedness which is in excess of such purchase price and for the payment of which recourse may be had only against such Principal Property;

(5)
Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of any Principal Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of that cost and for the payment of which recourse may be had only against the Principal Property;

(6)	Liens in favor of the Issuer or any of its Restricted Subsidiaries;

(7)
Liens in favor of the United States or any state or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(8)
Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or federal, state or municipal government Liens arising out of contracts for the sale of products or services by the Issuer or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(9)
Pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Issuer or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Issuer or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds to which the Issuer or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(10)
Liens in connection with legal proceedings being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Issuer or any Restricted Subsidiary, which judgments or awards are being appealed, and Liens incurred for the purpose of obtaining a stay order or discharge during a legal proceeding to which the Issuer or any Restricted Subsidiary is a party;

(11)
Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(12)
Liens consisting of easements, rights of way and restrictions on the use of real property, and defects in title, which do not (a) interfere materially with the use of the property covered thereby in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business or (b) materially detract from the property’s value in the Issuer’s opinion; and

(13)
Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing subclauses (2) through (12) above, so long as the principal amount of the Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced, plus improvements on the property.

Notwithstanding the foregoing in this Paragraph 7(a), the Issuer and any one or more of its Restricted Subsidiaries may issue, assume or guarantee Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions in this Paragraph 7(a) if at the time of incurrence (the Incurrence Time), the amount equal to the sum of:

•	the aggregate amount of the Indebtedness, plus

•
all of the Issuer’s other Indebtedness and the Indebtedness of the Issuer’s Restricted Subsidiaries secured by a Lien that would otherwise be subject to the foregoing restrictions in this Paragraph 7(a) (not including Indebtedness permitted to be secured under the foregoing restrictions in this Paragraph 7(a)), plus

•
the aggregate Attributable Debt (as defined below) determined as of the Incurrence Time of Sale and Leaseback Transactions (as defined below), other than Sale and Leaseback Transactions permitted pursuant to Paragraph 7(b) entered into after the date of the Fiscal Agency Agreement and in existence at the Incurrence Time, less

•
the aggregate amount of proceeds of such Sale and Leaseback Transactions that have been applied as provided pursuant to Paragraph 7(b), does not exceed 15% of the Issuer’s Consolidated Net Tangible Assets (as defined below).

Attributable Debt means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value of the obligation of the lessee thereunder for net rental payments during the remaining term of such lease, including any extensions. The present value of the obligation of the lessee is discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Issuer. Net rental payments exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee, subject to monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.
Consolidated Net Tangible Assets means the aggregate amount of assets after deducting the following:

(a)	applicable reserves and other properly deductible items;

(b)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

(c)
all current liabilities, as reflected in the Issuer’s latest consolidated balance sheet contained in its most recent annual report on Form 10-K or quarterly report on Form 10-Q filed pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act) prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

Indebtedness means, with respect to any Person on any date of determination, without duplication:

(a)	the principal and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)
the principal and premium (if any) in respect of all obligations of such Person in the form of or evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with its acquisition of property, assets or businesses;

(c)	capitalized lease obligations of such Person;

(d)	all obligations of such Person under letters of credit, bankers’ acceptances or similar facilities issued for its account;

(e)
all obligations of such Person issued or assumed in the form of a deferred purchase price of property or services, including master lease transactions pursuant to which such Person or its subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(f)	all payment obligations of such Person under swaps and other hedging arrangements;

(g)	all obligations of such Person pursuant to its guarantee or assumption of certain of another entity’s obligations and all dividend obligations guaranteed or assumed by such Person;

(h)	all obligations to satisfy the expenses and fees of the Fiscal Agent under the Fiscal Agency Agreement;

(i)
all obligations pursuant to all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by such Person of the obligations referred to in subclauses (a) through (h) above; and

(j)	guarantees of any of the foregoing,
provided, however, that Indebtedness shall not include any indebtedness of a subsidiary to the Issuer or another subsidiary.
Lien means any mortgage, lien, pledge, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), security interest or other encumbrance.
Principal Property means all real and tangible personal property owned or leased by the Issuer or any Restricted Subsidiary constituting a part of any manufacturing or processing plant or warehouse located within the United States, exclusive of (1) motor vehicles and other rolling stock, (2) office furnishings and equipment, and information and electronic data processing equipment, (3) any property financed through the issuance of tax-exempt industrial development bonds, (4) any real property held for development or sale, or (5) any property which in the opinion of the Issuer’s board of directors as evidenced by a resolution of the board of directors is not of material importance to the total business conducted by the Issuer and its Restricted Subsidiaries as an entirety.
Restricted Subsidiary means any of the Issuer’s subsidiaries (a) substantially all of whose property is located within the United States and (b) which owns a Principal Property or in which the Issuer’s investment exceeds 1% of the aggregate amount of assets included on the Issuer’s consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available.
Sale and Leaseback Transaction means any arrangement involving any bank, insurance company, or other lender or investor (in each case that is not the Issuer or an affiliate of the Issuer) or to which any such lender or investor is a party that provides for the lease by the Issuer or one of the Issuer’s Restricted Subsidiaries for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred by the Issuer or any Restricted Subsidiary to the lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of the Principal Property.

(b)    Restrictions on Sale and Leaseback Transactions. The Issuer shall not and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)
the Issuer or the Restricted Subsidiary would, at the time of entering into the arrangement, be entitled, without equally and ratably securing the Notes, to incur, issue, assume or guarantee Indebtedness secured by a lien on the property, under subclauses (2) through (13) of Paragraph 7(a); or

(2)	the Issuer, within 180 days after the sale or transfer, applies to the retirement of its Funded Debt an amount equal to the greater of:

(a)	the net proceeds of the sale of the Principal Property sold and leased back in connection with the arrangement; or

(b)	the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement.
Notwithstanding the preceding paragraph of this Paragraph 7(b), the Issuer and its Restricted Subsidiaries, or any of them, may enter into a Sale and Leaseback Transaction that would otherwise be prohibited as set forth in the preceding paragraph of this Paragraph 7(b), if either:

(1)
such transaction involves the transfer of property to a governmental body, authority or corporation, such as a development authority, and is entered into primarily for the purpose of obtaining economic incentives and does not involve a third-party lender or investor; or

(2)	at the time of and giving effect to the transaction, the amount equal to the sum of:

•
the aggregate amount of the Attributable Debt in respect of all Sale and Leaseback Transactions existing at the time that could not have been entered into except in reliance on this paragraph of this Paragraph 7(b), plus

•	the aggregate amount of outstanding Indebtedness secured by Liens in reliance on the second paragraph of Paragraph 7(a),

does not at the time exceed 15% of the Issuer’s Consolidated Net Tangible Assets.
Funded Debt means: (a) all Indebtedness maturing one year or more from the date of its creation, (b) all Indebtedness directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of its creation, and (c) all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.
(c)    Offer to Repurchase Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Issuer has exercised its right to redeem the Notes pursuant to Paragraph 6(b) by giving irrevocable written notice to the

Fiscal Agent in accordance with the Fiscal Agency Agreement, each Holder of Notes shall have the right to require the Issuer to purchase all or a portion of such Holder’s Notes pursuant to the offer set forth below (the Change of Control Offer), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the Change of Control Payment).
Unless the Issuer has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer shall be required to publish notice to Holders of Note in accordance with Paragraph 11, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the Change of Control Payment Date). The notice, if published prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

•	accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•
deliver or cause to be delivered to the Fiscal Agent the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Issuer shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the Notes properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Fiscal Agency Agreement or the Notes, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.
If applicable, the Issuer shall comply in all material respects with the requirements of Rule 14e‑1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer shall be required to comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
For purposes of the foregoing provisions of this Paragraph 7(c) regarding a Change of Control Offer, the following definitions are applicable:
Change of Control means the occurrence of any of the following after the date of issuance of the Notes:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Issuer’s assets and the assets of its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or one of its subsidiaries;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than the Issuer or one of its subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Issuer’s Voting Stock representing a majority of the voting power of its outstanding Voting Stock;

(3)
the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the Issuer’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Issuer’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)	the adoption by the Issuer’s stockholders of a plan relating to its liquidation or dissolution.
Notwithstanding the foregoing, a transaction (or series of related transactions) shall not be deemed to involve a Change of Control under subclause (2) above if (i) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
Change of Control Triggering Event means, with respect to the Notes, (i) the rating of the Notes is lowered by each of the Rating Agencies on any date during the period (the Trigger Period)

commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Issuer of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event shall not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Fiscal Agent at the Issuer’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
Investment Grade means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Issuer under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
Moody’s means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
Person means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
Rating Agency means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Issuer may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided that the Issuer shall give written notice of such appointment to the Fiscal Agent.
S&P means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.
Voting Stock of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
8.    (a)    The Holders of 25% in aggregate principal amount of Notes may give written notice to the Issuer declaring that the outstanding Notes are, and they shall accordingly forthwith become, immediately due and repayable at their respective principal amounts, together with interest accrued and unpaid through the date of declaration, if any of the following events shall have occurred and be continuing:

(i)	default for 30 days in payment of any interest on the Notes when it becomes due and payable; or

(ii)	default in payment of principal of or any premium on the Notes upon redemption, repayment or otherwise when the same becomes due and payable; or

(iii)
    default by the Issuer in the performance of any other covenant contained in the terms of the Notes or the Fiscal Agency Agreement for the benefit of the Notes that has not been remedied by the end of a period of 60 days following the service by the holders of at least 25% in principal amount of all outstanding Notes on the Issuer of notice requiring the same to be remedied; or

(iv)
    default in the payment of principal or an acceleration of other indebtedness for borrowed money of the Issuer, the Guarantors or any Significant Subsidiary where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to the Issuer by the Fiscal Agent or to the Issuer and the Fiscal Agent by the holders of at least 25% in principal amount of all outstanding Notes, provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred.

(b)    If any of the following events occurs and is continuing, then the principal amount of all Notes outstanding, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by any Noteholder or the Fiscal Agent:

(i)
the Issuer or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case or proceeding; (b) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for any substantial part of its property; (d) makes a general assignment for the benefit of its creditors; (e) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; (f) takes any corporate action to authorize or effect any of the foregoing; or (g) takes any comparable action under any foreign laws relating to insolvency; or

(ii)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief in an involuntary case against the Issuer or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law; (b) appoints a Custodian for all or substantially all of the property of the Issuer or a Significant Subsidiary; or (c) orders the winding up or liquidation of the Issuer or a Significant Subsidiary; and in each case, the order, decree or relief remains unstayed and in effect for 60 days.
(e)    The events described in paragraphs 8(a)(i)-(iv), inclusive, and 8(b)(i)‑(ii), inclusive, are together referred to as Events of Default.
For the purposes of this Paragraph 8, Bankruptcy Law means Title 11, United States Code, or any similar federal or state law for the relief of debtors, Significant Subsidiary means any of the Issuer’s subsidiaries that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the U.S. Securities and Exchange Commission and Custodian means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
9.    At any time after a declaration of acceleration with respect to any Notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the Notes outstanding may, by written notice to the Issuer, rescind and annul such declaration and its consequences if:

(a)	the Issuer has paid to the holders a sum sufficient to pay in euro:
(i)    all overdue interest, if any, on all Notes outstanding,

(ii)
all unpaid principal of (and premium, if any, on) any Notes outstanding which has become due otherwise than by such a declaration of acceleration, and interest on such unpaid principal (or premium) at the rate borne by the Notes during the period of such default, and

(iii)
to the extent that payment of such interest is enforceable under applicable law, interest upon overdue interest to the date of such payment or deposit at the rate borne by the Notes during the period of such default; and

(b)
all Events of Default with respect to the Notes, other than the non-payment of the principal of (or premium, if any, on) or interest on the Notes which have become due solely by such an acceleration, have been cured or waived as provided in Paragraph 10.

10.    Subject to Paragraph 9, the holders of a majority in principal amount of Notes outstanding may on behalf of the holders of all the Notes waive any past Event of Default with respect to the Notes except a default in respect of the payment of the principal of or any premium or interest on the Notes and any default in respect of a covenant or provision of the Notes or the Fiscal Agency Agreement which pursuant to its terms cannot be modified or amended by the holders of a majority in principal amount of Notes outstanding (in which case, the holders of such higher percentage in principal amount of Notes outstanding may waive such Event of Default).
Upon any such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose under the terms of the Notes and the Fiscal Agency Agreement, and the Issuer and the Noteholders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
11.    All notices to the Noteholders will be valid if mailed to them at their respective addresses in the register of Noteholders maintained by the Registrar or published through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency. The Issuer shall ensure that notices are duly given or published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the Notes are for the time being listed. Any notice shall be deemed to have been given on the second day after being so mailed or on the date of publication or, if so published more than once or on different dates, on the date of the first publication.
12.    The Fiscal Agency Agreement provides for meetings of the holders of Notes regarding any matter affecting their interests, including the modification by Extraordinary Resolution of the terms of the Notes or any provisions of the Fiscal Agency Agreement. A quorum of holders of Notes representing more than 50% in principal amount of the Notes outstanding is required for a meeting to pass an Extraordinary Resolution (or for any adjourned meeting one or more holders of Notes will constitute a quorum, whatever the principal amounts of the Notes held or represented), except when the Extraordinary Resolutions propose to modify certain terms of the Notes for which case a quorum of holders of Notes representing at least two-thirds in principal amount of the Notes outstanding is required (or for any adjourned meeting holders of Notes representing at least one-third of the principal amount of the Notes outstanding constitutes a quorum). An Extraordinary Resolution passed at any meeting of the holders of Notes will be binding on all holders of Notes, whether or not they are present at the meeting.
13.    The Notes and the Fiscal Agency Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York. Any legal action in connection with the Notes or the Fiscal Agency Agreement may be brought in a competent court of the State of New York.
14.    Subject to Paragraph 15 hereof, the Issuer hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Global Note, and to constitute the same the valid obligation of the Issuer, have been done and performed and have happened in due compliance with all applicable laws.
15.    This Global Note shall not be valid or obligatory for any purpose unless and until this Global Note has been authenticated by HSBC Bank plc or a successor Registrar.

16.    (a)    Guarantee.     (1)    Each Guarantor hereby fully and unconditionally guarantees, on a joint and several basis, to each Holder, the due and punctual payment of the principal of (and premium, if any, on) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of the Notes), if any, on each Note, when and as the same shall become due and payable, whether at the Maturity Date, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms of this Note and of the Fiscal Agency Agreement (the Guarantor Obligations). In case of the failure of the Issuer or any successor thereto punctually to pay any such principal, premium or interest payment, each Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Maturity Date, upon redemption, upon declaration of acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by the Issuer.
(2)    Each Guarantor hereby agrees that its Guarantor Obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute and unconditional, irrespective of the identity of the Issuer, the validity, regularity or enforceability of any such Note or the Fiscal Agency Agreement, the absence of any action to enforce the same, any waiver or consent by the Holder with respect to any provisions thereof, the recovery of any judgment against the Issuer or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of its obligations contained in the Notes and in this Guarantee.

(3)    Each Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on any Note, whether at its Maturity Date, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Holder of any Note, subject to the terms and conditions set forth in this Note and the Fiscal Agency Agreement, directly against each such Guarantor to enforce its Guarantee without first proceeding against the Issuer.

(4)    If any Holder, the Fiscal Agent or any Paying Agent is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantor, any amount paid in respect of a Note by any of them to the Fiscal Agent, any Paying Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(5)    This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any Note are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on any Note, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, any Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b)    Severability.    In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)    Priority of Guarantee.        This Guarantee shall be an unsecured and unsubordinated obligation of each Guarantor, ranking pari passu with all other existing and future unsubordinated and unsecured indebtedness of the Issuer and each such Guarantor, respectively.

(d)    Limitation of Guarantors’ Liability.    Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that this Guarantee does not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each Guarantor hereby irrevocably agree that the obligations of each such Guarantor under this Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of each such Guarantor, result in the obligations of such Guarantor under this Guarantee constituting such fraudulent transfer or conveyance.

(e)    Subrogation.    Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any such Guarantor on account of the Notes or the Fiscal Agency Agreement; provided, however, that, if an Event of Default has occurred and is continuing, each Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Fiscal Agency Agreement or the Notes shall have been paid in full.

(f)    Reinstatement.        Each Guarantor hereby agrees that its Guarantee provided for in Paragraph 16(a) shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Issuer upon the bankruptcy or insolvency of the Issuer or such Guarantor. Subject to the preceding sentence, once released in accordance with its terms, a Guarantee shall not be required to be reinstated for any reason.

(g)    Release of Guarantor.        (1)    So long as no Event of Default exists or upon the occurrence of the following events, with notice or lapse of time or both, would exist, this Guarantee and any Liens securing this Guarantee shall be automatically and unconditionally released and discharged:

(i)
upon any sale, exchange or transfer to any Person that is not an affiliate of the Issuer of all of the Issuer’s capital stock in a Guarantor, which transaction is otherwise in compliance with the Fiscal Agency Agreement and this Note;

(ii)	upon any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, which transaction is otherwise in compliance with the Fiscal Agency Agreement and this Note; or

(iii)	upon the redemption, defeasance, retirement or any other discharge in full of the 4.625% Senior Notes due 2020 issued by Rockwood’s wholly owned subsidiary, Rockwood Specialties Group, Inc.

(2)    Upon written instruction from the Issuer, the Fiscal Agent shall execute and deliver any documents, instructions or instruments evidencing any release of a Guarantee.

(h)    Benefits Acknowledged.    Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Fiscal Agency Agreement and the Notes and that its guarantee and waivers pursuant to the Guarantee are knowingly made in contemplation of such benefits.

All terms used in this Global Note that are defined in the Fiscal Agency Agreement shall have the meanings assigned to them therein.
[Signature Page Follows]

IN WITNESS whereof the Issuer has caused this Global Note to be duly executed on its behalf.
Dated:
ALBEMARLE CORPORATION
By:    __________________________
Name:
Title:

Attest: __________________________
Name:
Title:

Authenticated without recourse, warranty or liability by
HSBC BANK plc
By:

Dated:

Albemarle Holdings Corporation, a Delaware corporation, and Albemarle Holdings II Corporation, a Delaware corporation (together, the Guarantors), which term includes any successor person under the Fiscal Agency Agreement dated as of December 8, 2014 (the Fiscal Agency Agreement), among Albemarle Corporation, as issuer (the Issuer), the Guarantors and HSBC Bank plc, as Fiscal Agent, Principal Paying Agent, Paying Agent, Registrar and Transfer Agent pursuant to which this Note (together with any other such 1.875% Notes due 2021 of the same series of the Issuer, the Notes) was issued by the Issuer, unconditionally guarantee, to the extent set forth in the Notes and subject to the provisions of the Notes and the Fiscal Agency Agreement, the due and punctual payment of the principal of, any premium and interest on the Notes, when and as the same shall become due and payable, whether at maturity, redemption, repayment or otherwise, all in accordance with the terms set forth in this Note.

The obligations of the undersigned to the Holders of the Notes pursuant to these Guarantees are expressly set forth in this Note and reference is hereby made to the terms of this Note for the precise terms of the Guarantees and all of the other provisions of this Note and the Fiscal Agency Agreement to which these Guarantees relate.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Guarantors has caused this Note to be duly executed.

Dated:

ALBEMARLE HOLDINGS CORPORATION
ALBEMARLE HOLDINGS II CORPORATION

By: ____________________________
Name:
Title:

Attest: ___________________________
Name:
Title: